                                                                    EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Wayne M. Rose
                                         Chief Financial Officer
                                         Consolidated Graphics, Inc.
                                         (713) 787-0977

                                         Julie Truax/Jonathan Schaffer
                                         Media: Claudine Cornelis
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600


FOR IMMEDIATE RELEASE


              CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS


     HOUSTON, TEXAS -- July 25, 2001 -- Consolidated Graphics, Inc. (NYSE:CGX) today reported results for its first quarter ended June 30, 2001.

     Total revenues for the June quarter were $164.4 million compared to $166.2 million in the March quarter. Net income was $5.1 million, or $.38 per diluted share, versus net income before special charge of $4.8 million, or $.36 per diluted share, for the March quarter. Effects of the current economic slowdown are evident when comparing year-over-year June quarter results. Revenues for the June quarter were $9.1 million less than last year. Net income for the June quarter last year was $8.0 million, or $.59 per diluted share.

     "We are encouraged by our financial performance in the June quarter," commented Joe R. Davis, Chairman and Chief Executive Officer. "While difficult market conditions continue to persist and present a highly competitive environment, we further increased market share and maintained operating income."

     "In spite of the weak economy, revenues were down only 1% from the March quarter and earnings improved," stated Charles F. White, President and Chief Operating Officer. "We made significant strides toward growing our customer base and expanding our services to our existing customers through both CGXMedia and our national accounts strategy. Customers are utilizing COIN and OPAL, our principal CGXMedia products, at an increasingly rapid rate and this will drive more print sales over the long term. We began actively marketing these products only 12 months ago and today we have 110 active or committed sites. We are confident that this momentum will continue, as even more customers understand the benefits of CGXMedia's products.

     "Longer term, we believe that our national accounts strategy also offers significant growth prospects. By leveraging our network of 63 companies in key markets across the country, we successfully sell our services to national corporations who are interested in simplifying their supply chain. This strategy allows us to reach large customers through our nationwide network of companies while maintaining our focus on service levels that only can be provided by a local printer. We now have agreements with 10 large national account customers and believe that this initiative provides substantial growth potential going forward."



                                     -more-

Consolidated Graphics Reports First Quarter Results                   Page - 2 -


     Mr. Davis concluded, "Looking ahead, we remain comfortable with our previous guidance of gradual sequential improvement for the next few quarters. We are confident in our ability to manage our business in this slower market environment and remain focused on the progress and future opportunities associated with our current business initiatives."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities
and Exchange Commission.   The forward-looking statements, assumptions and
factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.


                                (Table Follows)

Consolidated Graphics Reports First Quarter Results                   Page - 3 -


                            CONSOLIDATED GRAPHICS, INC.
                           Consolidated Income Statement
                     (In thousands, except per share amounts)

                                     Three Months Ended     Three Months Ended
                                           June 30,             March 31,
                                      2001        2000        2001 (Note 1)
Sales                              $ 164,435   $ 173,486       $ 166,196
Cost of Sales                        120,603     124,058         121,262
  GROSS PROFIT                        43,832      49,428          44,934
Selling Expense                       17,164      17,406          17,790
General and Administrative Expense    13,591      13,717          13,569
  OPERATING INCOME                    13,077      18,305          13,575
Interest Expense                       4,610       4,911           5,604
  Pretax Income                        8,467      13,394           7,971
Income Taxes                           3,387       5,358           3,189
  NET INCOME                       $   5,080   $   8,036       $   4,782

Earnings Per Share - Basic         $     .39   $     .59       $     .36

Earnings Per Share - Diluted       $     .38   $     .59       $     .36


Weighted Average Shares Outstanding
     Basic                            13,025      13,601          13,142

     Diluted                          13,258      13,610          13,183

Note 1 -- excludes special charge of $4,117 net of tax ($.31 per share) related to facility exit costs and asset impairment.



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